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EXHIBIT 10.3

Southwestern Water Exploration Co.
Suite 1100A
615 Macleod Trail
S.E. Calgary, Alberta T2G4T8
Canada

October 10, 2001

Thomas Lenney

        Re: Employment Agreement

Dear Thomas Lenney:

        This letter is to confirm our understanding with respect to (i) your future employment by Southwestern Water Exploration Co. (the "Company"), (ii) your agreement not to compete with the Company and (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

        1.    Employment.

          (a)  The Company will employ you, and you agree to be employed by the Company as President and Chief Operating Officer reporting to the Chairman of the Board of Directors of the Company (the "Board"). You shall have the responsibilities, duty and authority commensurate with the position of President and Chief Operating Officer, including without limitation, those duties set forth on Exhibit A, a copy of which is attached hereto. In addition to your primary duties, you shall perform such other services for the Company as may be required to fulfill the office of the President and Chief Operating Office or as may be instructed by the Chairman of the Board. The principal location at which you shall perform such services shall be in Harris and Fort Bend Counties, Texas or at such other location as may be agreed to by and between you and the Chairman of the Board.

          (b)    Devotion of Duties; Representations.    During the Term (as defined below) of your employment with the Company, you agree to devote your full business time and energies to the business and affairs of the Company. During the Term you will not undertake any other employment from any person or entity without the prior written consent of the Company. You make the following representations and guarantees about your ability to enter this Agreement and to comply with its terms and conditions: that you enter this Agreement voluntarily, and that your employment under this Agreement will not conflict with any legal duties owed to others, or with any other agreement to which you are a party or are bound, including any non-competition or non-solicitation clause contained in an earlier employment agreement.

        2.    Term of Employment.

          (a)    Term; Termination.    Your employment hereunder shall commence on October 1, 2001 (the "Commencement Date") and shall continue until September 30, 2004 (the "Initial Term"), provided that on the third anniversary of the Commencement Date and each subsequent anniversary of the Commencement Date, the term of your employment hereunder shall be automatically extended for an additional period of one (1) year (each a "Subsequent Term"), unless either you or the Company shall have given written notice to the other that such automatic extension not occur (a "Non-Renewal Notice"), which notice was given not less than sixty

  (60) days prior to the relevant anniversary of the Commencement Date. The maximum number of Subsequent Terms under this Agreement shall be three (3). The Initial Term and any Subsequent Term are referred to herein as the "Term." Notwithstanding the foregoing your employment hereunder shall be terminated upon the first to occur of the following:

            (i)    Immediately upon your death; or

            (ii)  By the Company:

              (A)  By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety (90) business days within any period of one hundred and eighty (180) consecutive business days during the term hereof "Disability");

              (B)  By written notice to you effective the date of such notice, for Cause (as defined below); or

              (C)  By written notice to you effective thirty (30) days after the date of such notice and subject to Section 4 hereof, without Cause.

          (b)    Definition of "Cause".    For purposes of this Agreement, "Cause" shall include (i) a continuing material failure by you to render services to the Company in accordance with your assigned duties (other than such a failure as a result of Disability), and such failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided to you by the Board, (ii) a reasonable, good faith determination by a majority of Board that you have unsatisfactorily performed your assigned duties and such failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided to you by the Board, (iii) any action or omission by you involving willful misconduct or gross (but not simple) negligence and which results in material harm to the Company, (iv) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company, (v) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty related to your employment by the Company, or a material breach by you of the terms of this Agreement, (vi) the commission by you of any act of fraud, embezzlement or deliberate disregard of a written material rule or policy of the Company which results in material harm to the Company, (vii) the breach by you of any of the provisions of Section 5, 6 or 7 of this Agreement, or the commission by you of any act which induces any employee or customer of the Company to terminate such person's relationship with the Company, (ix) the use by you of so-called "street" or illicit drugs, whether or not during business hours, regardless of whether such use results in arrest or conviction, or the abuse of any drug or medication so as to materially and adversely affect your performance or (x) any other act or omission that constitutes a "for cause" termination under applicable law.

        3.    Compensation.

          (a)    Base Salary.    The Company shall pay you as your compensation for your services and agreements hereunder during the term of this Agreement, unless otherwise agreed to by both you and the Company, the sum of $186,000 per year (the "Base Salary"), payable monthly in installments of $15,500 less any amounts required to be withheld under applicable law, with the first of such payments due upon the execution of this Agreement and a like sum due on the same day of each calendar month thereafter throughout the Term of this Agreement.

          (b)    Equity Compensation.    Subject to approval by the Board, and pursuant to a written stock option agreement (the "Initial Stock Option Agreement") you will be granted options to purchase

  200,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), at a purchase price of $.10 per share, and such option shall vest and become exercisable by you as to 1/24 of the shares subject to the option on each one-month anniversary of the date of grant; provided, that, the option shall automatically cease vesting and shall no longer become exercisable in that event that you cease to be an employee of the Company for any reason whatsoever (the "Initial Option"). The Initial Option is not intended to constitute an incentive stock option as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. On each anniversary of the Commencement Date, subject to approval by the Board, and pursuant to a written stock option agreement (each a "Subsequent Stock Option Agreement"), you will be granted options to purchase 200,000 shares of Common Stock, at a purchase price equal to the fair market value of the Common Stock on the date such Subsequent Option is granted, and such option shall vest in accordance with the terms described above for the Initial Option (each a "Subsequent Option"). Nothing in this Agreement, the Initial Stock Option Agreement, or any Subsequent Stock Option Agreement shall be construed to create an express or implied contract or promise to employ you for a specific period of time.

          (c)    Vacation.    You shall be entitled to paid vacation in each calendar year and paid holidays and personal days as set forth on Exhibit B attached hereto, as such terms may be amended from time to time by the Board.

          (d)    Fringe Benefits.    You shall be entitled to receive those benefits as set out in the benefits package described on Exhibit C attached hereto and made a part hereof.

          (e)    Life Insurance; Disability Insurance.    The Company, at its expense, will purchase additional life insurance on your life in the face amount of not less than $1,000,000 with a beneficiary designated by you.

          (f)    Reimbursement of Expenses.    You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company's business upon submission of any required documentation and in accordance with reasonable policies adopted from time to time by the Company.

        4.    Severance Compensation.

          (a)  In the event of any termination of your employment for any reason the Company will pay you (or your estate) such portions of your Base Salary as have accrued prior to such termination and has not yet been paid, together with (i) amounts for accrued unused vacation days, and (ii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination (the "Accrued Obligations"). Such amounts shall be paid as soon as possible after termination.

          (b)  In the event that your employment hereunder is terminated by the Company without Cause (provided you cease to be employed by the Company), the Company shall pay to you the Accrued Obligations. In addition, in exchange for your execution of a general release of all claims against the Company:

            (i)    The Company will continue to pay you your Base Salary for the remainder of the Term then in effect, payable in installments as provided in Section 3(a).

            (ii)  The Company will continue to provide you with group health insurance and shall continue to pay the amount of the premium as in effect on the date of such termination for a the remainder of the Term then in effect, subject to applicable law and the terms of the respective policies, provided that the Company's obligation to provide the benefits contemplated herein shall terminate upon your commencing employment as an employee, consultant or otherwise with one or more employers that offer group health insurance. The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal or State law.

          (c)  In the event that your employment hereunder is terminated either by you, by you giving to the Company a Non-Renewal-Notice (provided you cease to be employed by the Company) or the Company giving to you a Non-Renewal Notice for reasons constituting "Cause, or by Company or as a result of your death or Disability, then the Company will pay to you the Accrued Obligations. The Company shall have no obligation to pay you (or your estate) any compensation following such termination.

        5.    Prohibited Competition.

          (a)    Certain Acknowledgements and Agreements.

            (i)    We have discussed, and you recognize and acknowledge the competitive and sometimes proprietary aspects of the business of the Company.

            (ii)  You acknowledge and agree that a business will be deemed competitive with the Company if it is engaged in the exploration for deep water aquifers in the United States below a level of 1,500 feet from surface.

            (iii)  You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company's business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.

            (iv)  For purposes of this Agreement, "Confidential and Proprietary Information" means confidential and proprietary information of the Company which was disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not available to the public, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical, trade or business secret of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential and Proprietary Information shall not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment by the Company, or (3) lawfully disclosed to you by a source other than the Company which source has the legal right to disclose such information.

          (b)    Covenants Not to Compete.    So long as the Company is not in default of any of the material terms of this agreement and during the period in which you perform services for or at the request of the Company (the "Term") and for a period of one (1) year following the expiration or termination of the Term then in effect, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

              (i)  For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the business of the Company within the United States (the "Restricted Territory"), except that nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding securities of any class of securities of such business; or

            (ii)  Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

            (iii)  Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

          (c)    Reasonableness of Restrictions.    You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to you in light of the Company's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

          (d)    Survival of Acknowledgements and Agreements.    Your acknowledgements and agreements set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

        6.    Protected Information.    You shall at all times, both during and after any termination of this Agreement by either you or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the Company.

        7.    Ownership of Ideas, Copyrights and Patents.

          (a)    Property of the Company.    You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during the Term (collectively, "the Inventions"), alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation and that you will use your best efforts to prevent any such violation.

          (b)    Cooperation.    At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

        8.    Disclosure to Future Employers.    You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 5, 6 and 7 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

        9.    Records.    Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

        10.    Insurance.    The Company, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring your life. You agree to submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

        11.    No Conflicting Agreements.    You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

        12.    General.

          (a)    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

          (b)    Entire Agreement.    This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          (c)    Modifications and Amendments.    The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

          (d)    Waivers and Consents.    The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

          (e)    Assignment.    The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

          (f)    Benefit.    All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

          (g)    Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Texas, USA, without giving effect to the conflict of law principles thereof.

          (h)    Jurisdiction and Service of Process.    Any legal action or proceeding with respect to this Agreement shall be brought in a court of competent jurisdiction in Fort Bend County, Texas USA or of the United States of America for the Southern District of Texas. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a) hereof.

          (i)    Severability.    The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

          (j)    Headings and Captions.    The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

          (k)    Injunctive Relief.    You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5, 6 or 7 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5, 6 or 7 of this Agreement.

          (l)    No Waiver of Rights, Powers and Remedies.    No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

          (m)    Counterparts.    This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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        If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,
Southwestern Water Exploration Co.
	By:	/s/ STEVEN MISNER Steven Misner Chief Executive Officer
Accepted and Approved
/s/ THOMAS LENNEY Thomas Lenney

Exhibit A

        Duties:    To be determined by the Board of Directors.

Exhibit B

        Vacation and Sick time for Mr. Thomas Lenney:

Vacation:	Four weeks of paid vacation during the first two years of employment, and six weeks thereafter.
Sick days:	Time off will be ten days for employee illness and ten days for family member illness each calendar year.

Exhibit C

Fringe Benefits

        The following benefits will be provided to Mr. Thomas Lenney by the company.

1.	Health Insurance: Major Medical Dental + MSA	Due to the limited number of employees, the health care plan for Mr. Lenney and family will be an A to A+ carrier that provides service in the Texas area as well as Nationwide. The monthly premium for this coverage will be paid by Mr. Lenney with reimbursement by the company, or by the company directly to the carrier pending requirements of the carrier.
2.	Long Term Disability:
A Long Term Disability Plan will be executed with an A to A+ carrier to provide at least $8,000 in monthly benefit to Mr. Lenney. Premium will be paid by Mr. Lenney with reimbursement by the company, or by the company directly to the insurance provider pending Insurers requirements.
3.	Life Insurance:
A 20 to 30 Year Level Term Policy will be issued to and executed by Mr. Lenney in the amount of at least one million dollars with Mrs. Tammy Lenney and children as beneficiaries. Premium will be paid by Mr. Lenney and reimbursed by the company, or by the company directly to the Life Carrier pending the Insurers requirements.
4.	Retirement Plan:
To establish a traditional 401K plan, there should be at least twenty (20) employees to justify the cost. Therefore, a standard IRA will be established with Fidelity or like company. This standard IRA has limits as to maximum contributions that are before tax dollars, thus requiring bonusing out at the end of each fiscal year.

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  EXHIBIT 10.3
  Exhibit A
  Exhibit B
  Exhibit C